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                                                                  EXHIBIT 10.37


                                 ANADARKO BASIN
                        SEISMIC OPERATIONS AGREEMENT II


         This Anadarko Basin Seismic Operations Agreement II (this "Agreement") is dated effective as of the 1st day of April, 1997, and is by and between BRIGHAM OIL & GAS, L.P. ("BOG") and VERITAS DGC LAND, INC. ("Veritas") (BOG and Veritas being sometimes individually referred to herein as a "Party" and collectively referred to herein as the "Parties");

         WHEREAS, BOG and Veritas Geophysical, Ltd. (being the predecessor in interest to Veritas) entered into that certain Anadarko Basin Seismic Operations Agreement dated February 15, 1996 (the "Previous Agreement") providing for Veritas' acquisition of 3-D seismic operations for BOG within the areas described therein; and

         WHEREAS, BOG has designated the last project area within which Veritas is to perform 3-D seismic operations for BOG under the Previous Agreement and that the Previous Agreement shall terminate by its own terms upon the completion of Veritas' 3-D seismic operations for such last project area; and

         WHEREAS, BOG has identified a number of additional project areas within the lands described in Exhibit A which is attached hereto and incorporated herein for all purposes (the lands described in Exhibit A being hereinafter referred to as the "Alliance Area"), within which BOG desires to pursue oil and gas exploration and/or development operations with project participants; and

         WHEREAS, BOG desires to have Veritas to continue to conduct three-dimensional seismic operations within the Alliance Area as provided in this Agreement; and

         WHEREAS, Veritas desires to perform such three-dimensional seismic operations within the Alliance Area pursuant to the terms set forth in this Agreement;

         NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

                                   ARTICLE I.
                            RELATIONSHIP OF PARTIES
                       AND EFFECT UPON PREVIOUS AGREEMENT

         Section 1.1. No Partnership. The liabilities of the Parties hereunder shall be several, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed as creating, a mining, tax or other partnership or association or to render the Parties liable as partners. However, if for federal income tax purposes, this Agreement and the operations hereunder are regarded as a partnership, each Party thereby affected elects to be excluded from the application of all of the provisions of Subchapter "K," Chapter 1, Subtitle "A," of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the "Code"), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Should there be any requirement that each Party hereby affected give further evidence of this election, each such Party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No Party shall give any notice or take any other action inconsistent with the election made hereby. In making the foregoing election, each Party states that the income derived by such Party from operations hereunder can be adequately determined without the computation of partnership taxable income.

         Section 1.2. Effect Upon Previous Agreement. The Parties recognize and agree that, except as provided in Section 3.6 below this Agreement shall not effect the Parties' rights and responsibilities under the Previous Agreement and the Parties' rights and responsibilities with respect to the 3-D operations which were conducted under and pursuant to the Previous Agreement shall be governed solely by the Previous Agreement. Similarly, except as provided in Section 3.6 below the Previous Agreement shall not effect or in any way apply to the 3-D operations which are conducted pursuant to the terms of this Agreement.
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                                  ARTICLE II.
                         CONDUCT OF SEISMIC OPERATIONS

         Section 2.1.BOG Project Areas. The Parties recognize and acknowledge that BOG will be designating geographic areas within the Alliance Area (the separate geographic areas being herein referred to as "Project Areas") for the conduct of three-dimensional seismic operations (hereinafter referred to as "3-D Operations") hereunder for the benefit of BOG and its participants. For purposes of this Agreement BOG's participants (hereinafter referred to as "BOG Participants") shall mean (i) those parties that have entered into an agreement with BOG providing for such parties' joint participation with BOG in an entire Project Area, and (ii) those entities in which BOG either owns more than fifty one percent (51%) of the ownership equity in such entity or controls the day to day operations of such entity. The Parties recognize and acknowledge that third parties that enter into agreements with BOG under which such parties either assign or are assigned interests covering less than an entire Project Area are not BOG Participants for purposes of this Agreement. For example, in the event that BOG simply enters into a farm-in agreement with the owner of an oil and gas leasehold estate covering less than an entire Project Area, such party will not be considered a BOG Participant for purposes of this Agreement.

         Section 2.2.     BOG Commitment to 1000 Square Miles.

         A. Subject to the other terms and provisions which are contained in this Agreement, within a period of thirty-six months (to be reduced to twenty-two months in the event that Veritas gives the notice described in
Section 2.6 below) of the date on which Veritas commences field seismic acquisition operations for the first Project Area which is the subject of this Agreement (such time period being hereinafter referred to as the "Agreement Term"), BOG agrees to utilize a Veritas seismic crew (hereinafter referred to as the "Alliance Seismic Crew") to conduct 3-D Operations within Project Areas covering a total of at least one thousand square miles (to be reduced to five hundred square miles in the event that Veritas gives the notice described in
Section 2.6 below) within the Alliance Area (such number of square miles to be covered by 3-D Operations under this Agreement being hereinafter referred to as the "Contract Mileage"); provided, however, that at BOG's option the Agreement Term shall be extended for any days during which the Alliance Seismic Crew does not conduct operations hereunder due to weather conditions or any other causes which are not the fault of BOG. The Parties recognize and acknowledge that in order to complete 3-D Operations across the entire final Project Area which is to be shot pursuant to the terms of this Agreement, at BOG's option, the Contract Mileage may be increased in size, provided that it is not increased by more than one hundred square miles without Veritas' consent. The Parties also agree that two Alliance Seismic Crews shall be utilized simultaneously to conduct the field seismic operations for the first two Project Areas which are the subject of this Agreement and that upon the Parties' mutual agreement, two Alliance Seismic Crews may be utilized simultaneously at other times during the Agreement term to conduct field seismic acquisition operations within the Project Areas.

         B. For purposes of this Agreement the number of square miles which are covered by the 3-D Operations shall be determined by the total number of source and receiver points which are shot as part of the 3-D Operation for the Project Area.

         (i) For the 1,320' receiver line spacing parameters one hundred ninety two total source and receiver points shall be deemed to be one square mile; provided, however, that in the event that the total number of receiver points are greater than fifty-one percent of the total source and receiver points for any Project Area, any receiver points exceeding such fifty-one percent amount shall not be counted for purposes of determining the number of square miles covered by the 3-D Operations, and in the event that the total number of source points are greater than fifty-one percent of the total source and receiver points for the Project Area, any source points exceeding such fifty-one percent amount shall not be counted for purposes of determining the number of square miles covered by the 3-D Operations. However, in the event that the total number of receiver points exceed fifty-one percent of the total source and receiver points for a Project Area and BOG approves such excess receiver points, though those excessive receiver points will not be





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Seismic Operations Agreement II       2
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         counted for purposes of determining the number of square miles which are covered by the 3-D Operations, BOG shall be charged for the number of receiver points exceeding such fifty-one percent of total points at a rate of sixty-seven dollars ($67.00) per additional receiver point. In the event that the total number of source points exceed fifty-one percent of the total source and receiver points for a Project Area and BOG approves such excessive source points, though those excessive source points will not be counted for purposes of determining the number of square miles which are covered by the 3-D Operations, BOG shall be charged for the number of source points exceeding such fifty-one percent of total points at a rate of one hundred twelve dollars ($112.00) per additional source point. In the event that Veritas must cable around a tract that is to be excluded from the 3-D Operations and the amount of cable which is utilized to cable around such tract would normally have more than five receiver points on it, then the number of receiver points along the cable length which is used to cable around such tract shall be counted as receiver points for purposes of determining the number of square miles which are covered by the 3-D Operations.

         (ii) For the 660' receiver line spacing parameters two hundred eighty-eight total source and receiver points shall be deemed to be one square mile; provided, however, that in the event that the total number of receiver points are greater than sixty-seven and one-half percent of the total source and receiver points for any Project Area, any receiver points exceeding such sixty-seven and one-half percent amount shall not be counted for purposes of determining the number of square miles covered by the 3-D Operations, and in the event that the total number of source points are greater than sixty-seven and one-half percent of the total points for the Project Area, any source points exceeding such sixty-seven and one-half percent amount shall not be counted for purposes of determining the number of square miles covered by the 3-D Operations. However, in the event that the total number of receiver points exceed sixty-seven and one-half percent of the total source and receiver points for a Project Area and BOG approves such excess receiver points, though those excessive receiver points will not be counted for purposes of determining the number of square miles which are covered by the 3-D Operations, BOG shall be charged for the number of receiver points exceeding such sixty-seven and one-half percent of total points at a rate of seventy-nine dollars ($79.00) per additional receiver point. In the event that the total number of source points exceed sixty-seven and one-half percent of the total source and receiver points for a Project Area and BOG approves such excessive source points, though those excessive source points will not be counted for purposes of determining the number of square miles which are covered by the 3-D Operations, BOG shall be charged for the number of source points exceeding such sixty-seven and one-half percent of total points at a rate of one hundred thirty-two dollars ($132.00) per additional source point. In the event that Veritas must cable around a tract that is to be excluded from the 3-D Operations and the amount of cable which is utilized to cable around such tract would normally have more than five receiver points on it, then the number of receiver points along the cable length which is used to cable around such tract shall be counted as receiver points for purposes of determining the number of square miles which are covered by the 3-D Operations.

         Section 2.3. Parameters and Equipment. For each Project Area BOG shall select: 1) the seismic parameters that are to be utilized for the 3-D Operations to be conducted within such Project Area from the parameters which are set forth in Exhibit D; and 2) the equipment which is to be utilized for the 3-D Operations to be conducted within such Project Area from the equipment list which is set forth in Exhibit E. However, if for any Project Area BOG desires to utilize parameters other than those which are set forth in Exhibit D or equipment other than that which is listed in Exhibit E, BOG and Veritas shall attempt to mutually agree upon the reasonable charges to be incurred for such parameters or equipment. Should the Parties fail to reach agreement on such charges, such Project Area shall be removed from this Agreement and shall not be considered part of the Contract Mileage which is set forth in this Agreement; such Contract Mileage commitment amount shall not, however, be reduced as the result of any such removal of a Project Area.





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Seismic Operations Agreement II       3
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         Section 2.4.     Notification of Project Area Outline and Parameters
and Equipment. No less than twenty-one days prior to the expected commencement of the field seismic acquisition operations for each of its Project Areas, BOG will notify Veritas in writing of 1) the location and general outline of the specific Project Area, 2) the parameters to be utilized for the Project Area,
3) the equipment to be utilized for the Project Area, and 3) the approximate patch to be used for source and receiver lines within the Project Area. In no event, without BOG's prior consent, shall Veritas commence surveying in source and receiver locations more than thirty days prior to the date that field seismic acquisition operations are expected to commence for the Project Area. Following the notice described in this Section 2.4 and continuing until the field seismic acquisition operations for the applicable Project Area have been completed, BOG and Veritas shall stay in regular contact and utilize all reasonable efforts to continue to work with each other in their efforts to permit the lands that BOG desires to include in the Project Area and conduct the field seismic operations across all of the lands which BOG and/or Veritas are able to permit prior to the completion of such field seismic acquisition operations for the Project Area.

         Section 2.5. Veritas 3-D Seismic Crew Commitment. During the Agreement Veritas hereby agrees to give BOG priority use of one Alliance Seismic Crew for the continuous conduct of 3-D Operations covering the Contract Mileage as provided in Section 2.2 above; provided, however, that Veritas agrees to utilize two Alliance Seismic Crews for the simultaneous conduct of field seismic operations for the first two Project Areas that are designated by BOG hereunder. Veritas shall commence field seismic acquisition operations for the first Project Area designated hereunder no earlier than July 1, 1997 and no later than July 21, 1997 and shall commence field seismic operations for the second Project Area designated hereunder no earlier than July 7, 1997 and no later than August 7, 1997. Following the commencement of field seismic operations for the first two Project Areas as described above, BOG shall make a reasonable effort to have Project Areas ready for surveying and field acquisition such that one Alliance Seismic Crew may go directly from the completion of 3-D Operations within one Project Area to the start of 3-D Operations for the next Project Area. As long as BOG has a Project Area ready for surveying and field seismic acquisition, Veritas agrees that the Alliance Seismic Crew will go from Project Area to Project Area without interruption unless and until such time as BOG does not have a Project Area ready for surveying and field seismic acquisition. In the event that BOG notifies Veritas that BOG will not have a Project Area ready for surveying in source and receiver points upon the completion of the current Project Area, Veritas shall make every reasonable effort to place the Alliance Seismic Crew on a third-party project area with as little stand-by time as possible incurred prior to the commencement of the next BOG Project Area. However, in the event that following the completion of 3-D Operations for a BOG Project Area the Alliance Seismic Crew is moved to a third-party project area as provided above, at BOG's request, Veritas will schedule the Alliance Seismic Crew to move to a designated BOG Project Area as soon as possible following the completion of the intervening third-party project areas which have been scheduled by Veritas prior to its receipt of BOG's notice. In the event that following the completion of 3-D Operations for a BOG Project Area a subsequent BOG Project Area is not ready for surveying and, despite Veritas' efforts to place the Alliance Seismic Crew on a third-party project area, the Alliance Seismic Crew experiences stand-by time, unless BOG has given Veritas at least sixty days advance notice, as provided below in this Section 2.5, that no Project Area will be ready, BOG shall compensate Veritas for stand-by time incurred by the Alliance Seismic Crew as follows (a) for the first three days of stand-by time BOG shall pay Veritas fifteen thousand dollars per day, and (b) for any stand-by time incurred after three days, BOG shall pay Veritas ten thousand dollars per day; provided, however, in no event shall BOG be required to pay Veritas more than four hundred fifty thousand dollars in total stand-by charges for stand-by time incurred between the completion of any one BOG Project Area and the commencement of the next succeeding BOG Project Area. Anything to the contrary contained herein notwithstanding, in the event that BOG gives Veritas at least sixty days advance notice that BOG will not have any Project Areas ready for field seismic acquisition, anything to the contrary contained in this
Section 2.5 notwithstanding, BOG shall not be required to pay any stand-by time charges for any stand-by time that may be incurred by Veritas more than sixty days after Veritas' receipt of such notice. In the event that BOG gives Veritas sixty days notice that BOG will not have any Project Areas ready for field seismic acquisition, after such sixty day time period BOG shall not be responsible for stand-by charges, unless and until BOG gives Veritas written notice of a date by which BOG will have a Project Area ready for 3-D Operations





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Seismic Operations Agreement II       4
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and then BOG subsequently fails to have a Project Area ready for surveying within the time frame BOG has given Veritas. Any stand-by charges incurred pursuant to this Section 2.5 shall be invoiced by Veritas on a monthly basis and paid in full by BOG within thirty days of its receipt of an invoice correctly reflecting the amount of such charges.

         Section 2.6. Veritas Option to Reduce Contract Mileage. In the event that, and only in the event that, Veritas has not received payments under Sections 3.4, 3.5 and/or 4.2 of the Previous Agreement totaling at least two million seven hundred thousand dollars ($2,700,000.00) on or before December 31, 1997, Veritas shall have the option to reduce the Contract Mileage to five hundred square miles (subject to increase by up to one hundred square miles to finish the last Project Area designated as provided in Section 2.5 above). To exercise the option described in this Section 2.6, Veritas must notify BOG in writing that it is exercising the option on or before 5:00 p.m. CST on January 15, 1998. In the event that Veritas has either (i) received at least $2,700,000.00 of total payments pursuant to Sections 3.4, 3.5 and/or 4.2 of the Previous Agreement prior to December 31, 1997, or (ii) Veritas fails to give the written notice described in this Section 2.6 on or before the 5:00 p.m. CST on January 15, 1998, then in either of such events, the Contract Mileage shall remain to be one thousand square miles (subject to increase by up to one hundred square miles to finish the last Project Area designated as provided in
Section 2.5 above).

         Section 2.7. Excessive Weather Delays. Anything to the contrary contained in Section 2.5 above notwithstanding, in the event that weather problems prevent the Alliance Seismic Crew from conducting field seismic acquisition operations within a Project Area for more than two continuous days and it does not reasonably appear that the Alliance Seismic Crew will be able to begin conducting field seismic acquisition operations for at least another six days, unless BOG notifies Veritas that BOG desires to have the Alliance Seismic Crew stay on location at the Project Area, Veritas shall utilize all reasonable efforts to move the Alliance Seismic Crew to a third-party project area, however, unless BOG agrees otherwise, the Alliance Seismic Crew shall return to the abandoned Project Area no later than twenty days after it left such Project Area. In the event that the Alliance Seismic Crew is moved to a third-party project area as provided above, anything to the contrary contained in this Agreement notwithstanding, BOG shall not incur any weather day delay charges until after the Alliance Seismic Crew returns to the abandoned Project Area and has commenced field seismic acquisition for such Project Area and additional weather delays are incurred.

         Section 2.8. General Terms and Provisions for 3-D Operations. All 3-D Operations provided for herein shall be conducted by Veritas in accordance with the general terms and provisions which are set forth in Exhibit F which is attached hereto and incorporated herein for all purposes. However, in the event that there are any ambiguities or conflicts between the terms, provisions and/or conditions which are set forth in the body of this Agreement and the terms, provisions and/or conditions which are contained in Exhibit F, the terms, provisions and conditions set forth in the body of this Agreement shall control. Veritas covenants and warrants to BOG that during the term of this Agreement the Alliance Seismic Crew shall use all reasonable efforts to keep and maintain all of the equipment, supplies and personnel necessary to efficiently perform the operations described in this Article II on a continuous basis, including, without limitation, the equipment, supplies and personnel described on Exhibit E which are selected by BOG for the applicable Project Area.

         Section 2.9. Veritas Failure to Perform. Anything to the contrary contained herein notwithstanding, in the event that at any time the Alliance Seismic Crew fails or is unable to perform seismic operations in full compliance with all of the requirements set forth in this Agreement for more than ten continuous days, in addition to and without limitation of any other remedies which may be available to BOG at law or in equity, BOG shall have the right to terminate this Agreement as to all future obligations to utilize the Alliance Seismic Crew; provided, however, that if such failure to perform seismic operations is due solely to weather or surface conditions which are beyond Veritas' control or if BOG causes the nonperformance, BOG shall not have the right to terminate this Agreement as provided herein.





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Seismic Operations Agreement II       5
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         Section 2.10.    Definition of Completion of 3-D Operations.  The
Parties agree that for all purposes of this Agreement, the 3-D Operations for a Project Area shall be deemed to have been completed when BOG receives from
Veritas: 1) all of the final correlated field tapes resulting from all of the 3-D Operations conducted within the Project Area on 9-track tape or 3480 cartridges in a state that is suitable for processing; 2) all survey information obtained within the Project Area in Seg-P1 format and on a hard copy and digital format, including without limitation all shot and receiver point locations and GPS stations located within the Project Area and all non-seismic survey points obtained; and 3) all observor reports, field notes, and any other survey and support data obtained. For each Project Area Veritas agrees to provide all of the data and information which is described in this
Section 2.10 as soon as same is available and Veritas agrees to make every reasonable effort to cause all of such data and information to be made available as soon as is possible.


                                  ARTICLE III
                          CONSIDERATION DUE TO VERITAS

         Section 3.1. Payment of One-Third Seismic Acquisition Costs. For each Project Area for which Veritas conducts and completes 3-D Operations as provided herein, BOG shall owe Veritas one-third of 1) the turnkey charge which is calculated as provided in Section 3.2 below based on the parameters, dimensions and size of the applicable Project Area which are selected by BOG for the applicable Project Area (hereinafter referred to as the "Turnkey Charge") for the number of square miles over which 3-D Operations are conducted within such Prospect Area, 2) the mobilization fee which is set forth in Exhibit B for the number of road miles between the Project Area and the previous Project Area (hereinafter referred to as the "Mobilization Fee"), and
3) the reimbursable costs which are not included in the Turnkey Charge as reflected in Exhibit B, save and except any third-party line clearance charges and permitting and surface damage settlement costs (the Turnkey Rate, the Mobilization Fee and all of the reimbursable costs described in Exhibit B, save and except any third-party line clearance charges and permitting and surface damage settlement costs, being hereinafter collectively referred to as "Seismic Acquisition Costs"). BOG shall pay such one-third share of the Seismic Acquisition Costs within thirty days of BOG's receipt of an invoice correctly indicating the costs which have been incurred.

         Section 3.2. Determining the Turnkey Charge. The Turnkey Charge for each Project Area shall be determined as follows:

         A. The number of square miles which are covered by the 3-D Operations within the Project Area are to be determined by the total number of source and receiver points that are included within such Project Area as provided in Section 2.2 above. The total number of square miles which are covered by the 3-D Operations within the applicable Project Area being referred to in this Section 3.2 as the "TA."

         B. BOG shall determine the source and receiver line spacing (either 1320' or 660'), the patch (10x96 or 8x120) and the source and receiver line directions.

         C. The various lengths of the receiver lines within the Project Area shall be determined, each individual receiver line length being rounded to the nearest one-half mile. Each receiver line length for the applicable Project Area being referred to in this Section 3.2 as a "RLLN", with "N" being the length of the applicable receiver line rounded to the nearest one-half mile. For example, if a Project Area has receiver line lengths that are five and one- tenth miles wide, such receiver lines would be RLL5s. The same Project Area could also have receiver lines that are three miles in width, or RLL3s, as well as other receiver line lengths of any variation.

         D. The hypothetical source line length for each RLLN shall be determined by dividing the receiver line length of a specific RLLN (rounded to the nearest one-half mile) into the TA. Each individual hypothetical source line length being rounded to the nearest one-half mile and being referred to in this Section 3.2 as a "HSLN", with "N" being the length of the





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receiver line rounded to the nearest one-half mile.  For example, if the
Project Area's TA equals 16 square miles, the HSL5 would equal sixteen divided by five, or three point two, which would then be rounded to three.

         E. The Turnkey Charge per square mile shall be determined for each RLLN utilizing the applicable Master Rate Table set forth in Exhibit B for the parameters selected by BOG and the HSLN for such RLLN. The Turnkey Charge per square mile for a RLLN being found at the intersection of the receiver line length for the applicable RLLN and the HSLN for such RLLN on the applicable Master Rate Table. Such per square mile Turnkey Charge for each RLLN shall be referred to in this Section 3.2 as "RRLLN."

         F. The total number of square miles covered by each RLLN shall be determined. The total number of square miles covered by a RLLN being referred to in this Section 3.2 as a "SMRLLN." For example, if five mile long receiver lines cover a total of twenty-two square miles within the applicable Project Area, SMRLL5 for the Project Area would be twenty-two square miles. It being understood that all of the SMRLLNs for a Project Area, added together, total the TA for the Project Area.

         G. The total Turnkey Charge for each RLLN shall then be determined by multiplying the RRLLN for such RLLN times its SMRLLN. The total Turnkey Charge for a RLLN being referred to in this Section 3.2 as "TCRLLN."

         H. The sum of all of the TCRLLNs is then determined by adding together all of the TCRLLNs for the Project Area. The sum of all of the TCRLLNs for a Project Area being referred to in this Section 3.2 as the "SUM."

         I. The average of all of the TCRLLNs for a Project Area is then obtained by dividing the SUM by the TA for the Project Area. The average of all of the TCRLLNs for a Project Area being referred to in this Section 3.2 as the "AVG."

         J. The Total Turnkey Charge per square mile for a Project Area is then determined by adding together (i) twenty-five percent (25%) of the AVG,
(ii) seventy-five percent (75%) of the RRLLN for the longest receiver line in the Project Area, (iii) in the event that 1320' receiver line spacing is utilized, $365.00, and in the event that 660' receiver line spacing is utilized $570.00, and (iv) in the event and only to the extent that the part of the Project Area is located within the State of Oklahoma, $1,100.00. It being understood that in the event that a Project Area is located only partially within the State of Oklahoma, the $1,100.00 amount shall only be added to the Total Turnkey Charge with respect to the square miles that are located within the State of Oklahoma. The Total Turnkey Charge per square mile for a Project Area being referred to in this Section 3.2 as the "TTCPM."

         K. The Total Turnkey Charge for a Project Area is then determined by multiplying the TTCPM for the Project Area times the TA for the Project Area.

See Exhibit C for example determinations of the Turnkey Charges for hypothetical Project Areas with different configurations.

         Section 3.3. Right to Pay All Seismic Acquisition Costs and Receive Full Ownership. Anything to the contrary contained herein notwithstanding, prior to the commencement of field seismic acquisition for the 3-D Operations for a Project Area BOG shall have the right to designate in writing all or any part of the Project Area for which it desires to pay one hundred five percent of the Turnkey Charge for the applicable Project Area and one hundred percent of all of the other Seismic Acquisition Costs related to such selected lands (the lands for which BOG elects to pay one hundred five percent of the Turnkey Charge and one hundred percent of other Seismic Acquisition Costs as provided in this Section 3.3 being hereinafter referred to as "Excluded Lands") in order to receive all of the ownership interest in the seismic data obtained across the Excluded Lands. In the event that BOG designates Excluded Lands covering all or part of a Project Area, BOG shall pay one hundred five percent of the Turnkey Charge and one hundred percent of the other Seismic Acquisition Costs related to such Excluded Lands within





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thirty days of BOG's receipt of an invoice correctly indicating the costs which have been incurred. The Parties recognize and acknowledge that with respect to the Excluded Lands, BOG's obligation to pay one hundred five percent of the Turnkey Charge and one hundred percent of the other Seismic Acquisition Costs related to such Excluded Lands as provided in this Section 3.3 is in lieu of and complete substitution for what would have otherwise been an obligation to pay one-third of the Seismic Acquisition Costs as provided in Section 3.1 above and the additional compensations set forth in Sections 3.4 and 3.5 below, and not in addition to those obligations. The Parties also recognize and agree that in the event that Excluded Lands are designated for a Project Area covering part, but not all of the Project Area, the payment provided for in this Section 3.3 shall not include any part of the Mobilization Fee related to the applicable Project Area as BOG shall still be required to pay such mobilization fee for the Project Area in accordance with the terms and provisions of Sections 3.1 above and Sections 3.4 and 3.5 below. Anything to the contrary contained herein notwithstanding, the Parties recognize and agree that if Excluded Lands are designated hereunder such Excluded Lands shall not be counted as part of BOG's commitment to utilize the Veritas Seismic Crew to conduct 3-D Operations across the Contract Mileage as set forth in Section 2.2 above and thus the Contract Mileage shall not be reduced by the number of square miles which are included within Excluded Lands.

         Section 3.4. Payment of 2/3rd Seismic Acquisition Cost Balance. Until the earlier to occur of 1) the expiration of two years following the completion of all of the 3-D Operations conducted for the last Project Area covered by this Agreement (the period of time commencing with the effective date of this Agreement and continuing until the expiration of two years following the completion of all of the 3-D Operations conducted for the last Project Area covered by this Agreement being hereinafter referred to as the "Exclusivity Period"), or 2) such time as BOG has paid Veritas a total amount under this Section 3.4 and/or Section 4.2 below equal to the remaining two-thirds of all Seismic Acquisition Costs (determined in accordance with the provisions of Exhibit B for each of the applicable Project Areas) incurred in conducting 3-D Operations within BOG Project Areas less and except the Excluded Lands (such amount being hereinafter referred to as the "First Payout Amount" and such time as BOG has paid Veritas the First Payout Amount being hereinafter referred to as the "First Payout"), BOG shall pay Veritas an amount equal to twenty percent of: (a) all actual lease bonus costs paid by BOG and the BOG Participants to mineral interest owners in order to lease mineral interests within Project Areas (other than within Excluded Lands) after 3-D Operations have been completed within such Project Area; and (b) all costs incurred by BOG and the BOG Participants in drilling and completing oil and/or gas wells within Project Areas (other than within Excluded Lands) after 3-D Operations have been completed within such Project Area. For the costs described in (a) above, within ten working days following the end of a calendar month, BOG shall pay Veritas the twenty percent fee on all actual lease bonus costs which were paid out by BOG and the BOG Participants during such calendar month. For the costs described in (b) above, within ten days of reaching casing point in a well, BOG shall pay Veritas the twenty percent fee on drilling (and completion if BOG elects to participate in completing such well) costs for such well based upon the AFE prepared for such well; provided, however, that on a calendar quarter basis BOG shall review all drilling and completion fees which have been paid to Veritas during the calendar quarter to reconcile Veritas' account based on actual drilling and completion costs incurred in drilling and completing wells during the calendar quarter.

         Section 3.5. Payments Following the First Payout. Following the occurrence of the First Payout and continuing until the earlier to occur of 1) the expiration of the Exclusivity Period, or 2) such time as BOG has paid Veritas a total amount under this Section 3.5 and/or Section 4.2 below equal to the product obtained by multiplying the Contract Mileage times two thousand five hundred dollars (such product being hereinafter referred to as the "Final Payout Amount" and such time as BOG has paid Veritas the Final Payout Amount being hereinafter referred to as "Final Payout"), BOG shall pay Veritas an amount equal to ten percent of (i) all actual lease bonus costs paid by BOG and the BOG Participants to mineral interest owners in order to lease mineral interests within Project Areas (other than within Excluded Lands) after 3-D Operations have been completed within such Project Area and (ii) all costs incurred by BOG and the BOG Participants in drilling and completing oil and/or gas wells within Project Areas (other than within Excluded Lands) after 3-D Operations have been completed within such Project Area. For the costs described in (i) above, within ten working days following the end of





Anadarko Basin
Seismic Operations Agreement II     8
a calendar month, BOG shall pay Veritas the ten percent fee on all actual lease bonus costs which were paid out by BOG and the BOG Participants during such calendar month. For the costs described in (ii) above, within ten days of reaching casing point in a well, BOG shall pay Veritas the ten percent fee on drilling (and completion if BOG elects to participate in completing such well) costs for such well based upon the AFE prepared for such well; provided, however, that on a calendar quarter basis BOG shall review all drilling and completion fees which have been paid to Veritas during the calendar quarter to reconcile Veritas' account based on actual drilling and completion costs incurred in drilling and completing wells during the calendar quarter.
Anything to the contrary contained herein notwithstanding, in the event that Excluded Lands have been designated by BOG in accordance with Section 3.3 above, the Parties recognize and acknowledge that the number of square miles covered by the Excluded Lands are not part of the Contract Mileage and therefore are excluded from the calculation of Final Payout Amount. As such, the Contract Mileage utilized for purposes of calculating the Final Payout Amount is equal to the number of square miles that have been covered by 3-D Operations conducted hereunder, less and except the number of square miles that are covered by the Excluded Lands. The Parties also recognize and acknowledge that in the event that more than the Contract Mileage minimum number of square miles are covered by the 3-D Operations hereunder pursuant to Section 2.5 above in order to finalize the last Project Area which is designated hereunder, for purposes of calculating the Final Payout Amount, the Contract Mileage shall include the number of square miles added to the minimum in order to finalize the last Project Area as provided in Section 2.5. Finally, in the event that BOG's obligation to continue to use the Alliance Seismic Crew is terminated prior to the completion of 3-D Operations covering the Contract Mileage as provided in Section 2.9, the Final Payout Amount shall be reduced by an amount equal to the product obtained by multiplying 1) the number obtained by dividing
(a) the difference obtained by subtracting the number of square miles covered by 3-D Operations which have been completed within Project Areas prior to such termination from the minimum Contract Mileage, by (b) the Contract Mileage, times 2) the product obtained by multiplying the Contract Mileage times two thousand five hundred dollars. For example, assuming that the Contract Mileage has not been reduced pursuant to the terms of Section 2.6 above, if 3-D Operations have been completed covering seven hundred square miles and BOG's obligation to continue to utilize the Alliance Seismic Crew is subsequently terminated in accordance with the terms of Section 2.9 above, then the Final Payout Amount shall be reduced by seven hundred fifty thousand dollars ([[1,000-700]/1,000] x [1,000 x $2,500] = $750,000).

         Section 3.6. Leasing and Drilling Costs Covering Overlap Lands. Anything to the contrary contained in Sections 3.4 and 3.5 above notwithstanding, in the event that BOG designates a Project Area hereunder which overlaps with a project area which was designated under the Previous Agreement (the lands located within the overlap area being referred to as "Previous Agreement Overlap Lands"), no payments shall be made under Sections
3.4 or 3.5 of this Agreement to Veritas for lease bonus costs and/or drilling or completion costs which are related to the Previous Agreement Overlap Lands. Veritas' compensation for such operations shall be governed solely by the Previous Agreement. In addition, anything to the contrary contained in Sections 3.4 and 3.5 above notwithstanding, in the event that BOG designates a Project Area hereunder (for purposes of this Section 3.6 such Project Area is referred to as the "Prior Project Area") and then subsequently designates another Project Area hereunder (for purposes of this Section 3.6 such subsequently designated Project Area is referred to as the "Subsequent Project Area") which overlaps with the Prior Project Area (the lands located within such overlap area being referred to as "Project Area Overlap Lands"), BOG shall only be required to make the payments described in Sections 3.4 and 3.5 above once, even though the Project Area Overlap Lands are covered by two separate Project Areas and 3-D operations are conducted twice over such Project Area Overlap Lands. However, the Parties agree that, without Veritas' prior consent, in no event shall 3-D Operations conducted for a Subsequent Project Area overlap more than one mile in one orthogonal direction into lands which were covered by 3-D Operations which were conducted for a Prior Project Area hereunder or for a project area that was designated under the Previous Agreement. For example, in the event that a Subsequent Project Area is designated hereunder and is to overlap with the 3-D Operations conducted for a Prior Project Area which overlaps with such Subsequent Project Area on the East side of such Subsequent Project Area, the 3-D Operations for such Subsequent Project Area may overlap no





Anadarko Basin
Seismic Operations Agreement II     9
more than one mile to the East into the lands which were covered by the 3-D Operations conducted for the Prior Project Area. The Parties recognize and agree, however, that in the example above, the 3-D Operations for the Subsequent Project Area may overlap into the lands which were covered by the 3-D Operations conducted for the Prior Project Area in a North / South direction across the entire West boundary line of the 3-D Operations that were conducted for the Prior Project Area regardless of how long that boundary line is, provided that the 3-D Operations do not penetrate such West boundary line by more than one mile.

         Section 3.7. Monthly Lease Bonus and Drilling and Completion Cost Reports. Commencing with the completion of 3-D Operations for the first Project Area hereunder and continuing until such time as the Final Payout has occurred, within thirty days of the end of each calendar month BOG shall provide Veritas with a report setting forth the amount of lease bonus costs and drilling and completion costs which have been incurred by BOG within each Project Area following the completion of 3-D Operations for such Project Area.

         Section 3.8. Exclusion of Production Purchases. Anything to the contrary contained in this Agreement notwithstanding, it is recognized and agreed that in the event that subsequent to the date of this Agreement BOG or any BOG Participant acquires an interest in oil and/or gas leasehold, mineral or royalty interests that are already producing oil and/or gas, or that are held by production which was in existence prior to the completion of 3-D Operations covering such lands, BOG shall not be required to pay any consideration to Veritas under the terms of Section 3.4 or 3.5 above as the result of such acquisition with respect to the consideration paid for the acquisition. However, in the event that following the completion of 3-D Operations on the lands which are the subject of the acquisition, BOG or any BOG Participant subsequently participates in the drilling of a well involving the interests that were acquired in the acquisition, the terms and provisions of Sections 3.4 or 3.5 (whichever is the applicable) shall apply with respect to any drilling and completion costs incurred with respect to the drilling of such well.

         Section 3.9. Reimbursement for Permitting, Surface Damage Settlements and Line Clearance Costs. Veritas shall pay all BOG approved third-party line clearance costs, permitting costs and surface damage settlement payments. Veritas shall submit to BOG an invoice on a monthly basis for all third-party line clearance, permitting costs and surface damage settlement payments incurred during the month and BOG shall reimburse Veritas for one hundred percent of all of such costs within ten days of BOG's receipt of the invoice.

         Section 3.10. Compensation for BOG Failure to Minimum Contract Mileage. In the event that BOG fails, for any reason, to make sufficient Project Areas ready for 3-D Operations in order to cause 3-D Operations to be conducted by the Alliance Seismic Crew covering at least the minimum Contract Mileage within the Alliance Area within the Agreement Term (as same may be extended as provided in Section 2.2 above) as provided in Sections 2.2 and 2.5 above, BOG shall pay Veritas an amount (hereinafter referred to as the "Pay Off Amount") equal to the difference obtained by subtracting 1) all amounts already paid by BOG to Veritas pursuant to the terms of Sections 3.1, 3.4 and 3.5 above, from 2) the sum of (A) all Seismic Acquisition Costs (determined in accordance with the provisions of Exhibit B for each of the applicable Project Areas) incurred in conducting the 3-D Operations during the Agreement Term within BOG Project Areas, less and except any Seismic Acquisition Costs related to the Excluded Lands, and (B) an amount equal to the product obtained by multiplying (i) the number obtained by dividing (a) the number of square miles which were covered by 3-D Operations that were conducted hereunder during the Agreement Term by (b) the Contract Mileage, times (ii) the product obtained by multiplying the Contract Mileage times two thousand five hundred dollars. In such event, such payment shall be made to Veritas within thirty (30) days of the expiration of the Agreement Term and shall be in full and complete settlement and satisfaction of all obligations hereunder. Upon making the payment described in this Section 3.10, BOG shall own all interest in the Program Data (as defined below) which has resulted from the 3-D Operations conducted within the Alliance Area. The payment by BOG to Veritas hereunder of the Pay Off Amount shall be the sole and exclusive remedy of Veritas for the failure of BOG to make sufficient Project Areas ready for 3-D Operations hereunder, and Veritas hereby waives any other remedy, damages and/or cause of action it may otherwise have had against BOG, whether in law or in equity. The Parties recognize and agree that BOG's payment of the Pay Off Amount will not





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Seismic Operations Agreement II      10
extinguish BOG's responsibility to reimburse Veritas for all actual third-party line clearance, permitting costs and damage settlement payments incurred prior to the termination of this Agreement as set forth in Section 3.9 above and BOG shall remain responsible for such payments in accordance with the terms of
Section 3.9 above.


                                   ARTICLE IV
                       OWNERSHIP AND USE OF SEISMIC DATA

         Section 4.1. Ownership of the Program Data. Except as provided above in Section 3.10 and below with respect to seismic data that covers Excluded Lands, and subject to the other terms of this Article IV, Veritas shall own one hundred percent of the ownership interest in the seismic data that results from the 3-D Operations (hereinafter referred to as "Program Data") conducted within Project Areas hereunder until such time as the First Payout occurs. Once the First Payout occurs BOG and Veritas shall each own an undivided fifty percent interest in all of the Program Data. Then, if Final Payout occurs prior to the expiration of the Exclusivity Period, upon the occurrence of Final Payout BOG shall own one hundred percent of the ownership interest in all of the Program Data. Anything to the contrary contained in this Agreement notwithstanding, in the event that BOG designates Excluded Lands and pays for the costs described in Section 3.3 above, BOG shall own one hundred percent of the ownership interest in the Program Data covering such Excluded Lands. In addition, anything to the contrary contained in this Agreement notwithstanding, in the event that BOG is required to make the payment which is described in Section 3.10 above, BOG shall own one hundred percent of the ownership interest in the Program Data which has resulted from all of the 3-D Operations conducted hereunder.

         Section 4.2. BOG Right to Contribute Toward First Payout and Final Payout. In the event that Final Payout has not been reached prior to the expiration of the Exclusivity Period, BOG shall nonetheless have the option to acquire one hundred percent of the ownership interest in the Program Data by paying Veritas the amount which is necessary to cause Veritas to have received the Final Payout Amount. To exercise such option, BOG must notify Veritas in writing that it is exercising such option prior to the expiration of the Exclusivity Period. In the event that BOG exercises the option to acquire all interest in the Program Data as provided herein, BOG shall remit payment for the amount necessary to cause Veritas to have received the Final Payout Amount within thirty days of the expiration of the Exclusivity Period. In addition, at BOG's option, to be exercised in BOG's sole discretion, BOG shall also have the right at any time, and from time to time, to make payments to Veritas to go toward the First Payout Amount or the Final Payout Amount before actually incurring the lease bonus or drilling and/or completion costs within the Project Areas which would otherwise result in the need for such payments. In the event that BOG, at its option, elects to make advance payments to Veritas toward the First Payout Amount or the Final Payout Amount as provided in this
Section 4.2, such payments shall be credited against the next lease bonus payments and/or drilling and/or completion cost payments which would otherwise be due to Veritas under the terms of Section 3.4 or 3.5 above (as applicable).

         Section 4.3. Program Data to Remain Clear of Liens and Encumbrances. Anything to the contrary contained herein notwithstanding, Veritas shall not allow its interest in the Program Data to be burdened or encumbered with any liens, mortgages or other burdens of any kind unless, until and to the extent that Veritas has retained ownership interest in the Program Data after the expiration of the Exclusivity Period. Anything to the contrary contained herein notwithstanding, BOG shall not burden or encumber the Program Data with any liens, mortgages or other burdens of any kind unless and until BOG has received an ownership interest in the Program Data. The Parties agree that in exercising their rights to have liens, mortgages or other burdens attached to the Program Data as allowed in this Section 4.3, neither Party shall have the right to burden or encumber the other Party's ownership interest in the Program Data.

         Section 4.4. Veritas' Rights to Sell, Exchange and/or Disclose the Program Data. Anything to the contrary contained herein notwithstanding, Veritas agrees that it will not sell, license, trade, exchange or in any way disclose the Program Data (or any part thereof) or any information related to the Program Data, in any format or manner, or negotiate or advertise for





Anadarko Basin
Seismic Operations Agreement II      11
the potential sale, license, trade, exchange or other disclosure of the Program Data (or any part thereof), prior to the expiration of the Exclusivity Period. In addition, in the event that BOG ends up owning one hundred percent of the ownership interest in all or part of the Program Data as provided herein, Veritas shall not ever have the right to sell, license, trade, exchange or otherwise disclose the Program Data or any information related to the Program Data.

         Section 4.5. Proceeds resulting from Sale or Licensing of Program Data. In the event that after the expiration of the Exclusivity Period BOG and Veritas each own an undivided fifty percent interest in the Program Data, if either BOG or Veritas subsequently sells or licenses the Program Data for cash consideration, the Parties shall each receive fifty percent of the cash consideration received as the result of such sale or licensing; provided, however, that the Party that licenses or sells the Program Data as aforesaid shall have the right to deduct from the other Party's share of the cash consideration fifty percent of the reasonable costs and expenses which have been incurred in licensing or selling such Program Data. In the event that either Party hereto trades, exchanges or licenses the Program Data in conformance with the other terms that are contained in this Article IV, as long as such exchange, trade or licensing does not involve the payment of cash consideration, the trading, exchanging or licensing Party will not owe any consideration of any kind to the other Party hereto as a result of such transaction, even though such other Party may own part of the ownership interest in the Program Data.

         Section 4.6. BOG's and BOG Participants' Right to Utilize the Program Data. Whether or not BOG owns any ownership interest in the Program Data, at all times BOG and the BOG Participants shall have all rights to utilize, copy, trade, exchange and disclose the Program Data in pursuit of their oil and gas exploration and/or development operations within the applicable Project Areas. In the event that Veritas owns an interest in the Program Data following the expiration of the Exclusivity Period as provided herein, BOG shall provide Veritas with a list of the names of the companies with whom BOG has traded or exchanged all or parts of the Program Data as allowed hereunder, together with a description of the Program Data which has been traded or exchanged with each such company.


                                   ARTICLE V.
                              VERITAS NON-COMPETE

         Section 5.1. Veritas Agreement Not to Compete. Veritas hereby agrees that for a period of six years from the date of this Agreement neither Veritas, its successors or assigns or any of their affiliated companies (hereinafter referred to as the "Veritas Group") shall compete with BOG or any of the BOG Participants within one mile of the outside perimeter of any Project Areas which are designated by BOG hereunder, by owning or acquiring any leasehold, mineral or royalty interest within such area, either directly or indirectly, through any agents, nominees, or representatives, unless purchased or acquired from BOG or a BOG Participant. In the event that any member of the Veritas Group breaches the non-compete provisions contained in this Section 5.1, in addition to any other remedies that may be available to BOG and each BOG Participant at law or in equity, upon BOG's or any BOG Participant's request, Veritas shall cause the interests that have been acquired in breach of the provisions contained in this Section 5.1, to be assigned to BOG or such BOG Participant without reimbursement for any costs incurred in obtaining such interests. The Parties agree that for purposes of this Section 5.1 the "outside perimeter of each Project Area" shall include all lands that are located within the outside perimeter of the area that is depicted on the final bin/fold map resulting from the 3-D Operations which is provided by the seismic processor. Following the completion of final processing of the Program Data resulting from a Project Area BOG shall prepare a legal description of the acreage which is located within the outside perimeter depicted on the final bin/fold map for such Project Area and the Parties agree that such legal description shall constitute the outside perimeter of the Project Area for purposes of this Section 5.1. BOG shall use reasonable efforts to cause the legal description to depict the outside perimeter of the area that is depicted on the final bin/fold map which is provided by the seismic processor; however, the Parties recognize that in order to provide a legal description of such area BOG shall not be required to have a survey conducted on the ground and may approximate, in its sole and reasonable discretion, the location of the outside perimeter depicted on the final bin/fold map for purposes of aiding BOG in the preparation of the legal





Anadarko Basin
Seismic Operations Agreement II      12
description. Anything to the contrary contained in this Section 5.1 notwithstanding, in the event that following the expiration of the Exclusivity Period Veritas owns an interest in the Program Data as provided herein, the terms and provisions of this Section 5.1 shall not be construed to impede Veritas' ability to sell, license, trade or exchange the Program Data in accordance with the provisions of Article IV above.


                                  ARTICLE VI.
                                 MISCELLANEOUS

         Section 6.1. Assignments. BOG shall have the right to assign or convey all or any part of its rights, obligations or interests under this Agreement provided that such assignment is made subject to all of the terms and provisions of this Agreement; provided, however, that prior to the expiration of the Exclusivity Period BOG shall not assign or convey all of its interests under this Agreement. Veritas shall not have the right to assign or convey all or any part of its rights, obligations or interests under this Agreement.

         Section 6.2. Merger. This Agreement supersedes any and all prior and existing agreements, whether oral or in writing, between any of the Parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the Parties with respect to the subject matter hereof.

         Section 6.3. Notices. All notices and other communications required or permitted under this Agreement shall be in writing, and shall be delivered personally, or by telecopier or delivery service, to the addresses set forth opposite the signatures of the Parties below, and shall be considered delivered upon the date of receipt. Each Party may specify its proper address or any other address by giving notice to other Parties, in the manner provided in this section, at least ten days prior to the effective date of such change of address.

         Section 6.4. Right to Specific Performance. Each Party acknowledges 1) that its obligations under this Agreement are unique and 2) that the other Parties would be irreparably damaged and would not have an adequate remedy at law for damages if such Party defaults in its obligations hereunder. Each Party expressly waives the defense that a remedy in damages will be adequate. If any Party should default in its obligations hereunder, each non-defaulting Party, in addition to any other available rights or remedies, may sue in equity for specific performance or injunctive relief.

         Section 6.5. Governing Law. THIS AGREEMENT AND ALL MATTERS PERTAINING THERETO, INCLUDING, BUT NOT LIMITED TO, MATTERS OF PERFORMANCE, NON-PERFORMANCE, BREACH, REMEDIES, PROCEDURES, RIGHTS, DUTIES, AND INTERPRETATIONS OR CONSTRUCTION, SHALL, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS. THE PARTIES AGREE THAT THE EXCLUSIVE VENUE FOR ANY DISPUTES OR CLAIMS ARISING HEREUNDER OR IN ANY WAY RELATED HERETO SHALL BE IN DALLAS COUNTY, TEXAS.

         Section 6.6. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be binding upon the signing Party or Parties thereto as fully as if all Parties had executed one instrument, and all of such counterparts shall constitute one and the same instrument. If counterparts of this Agreement are executed, the signatures of the Parties, as affixed hereto, may be combined in and treated and given effect for all purposes as a single instrument.





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Seismic Operations Agreement II      13

         IN WITNESS WHEREOF this Agreement is executed by the Parties on the dates set forth opposite their respective signatures below but is effective for all purposes as of the date first set forth above.


Address:                                   VERITAS DGC LAND, INC.
         860 West Airport Freeway
         Suite 509
         Hurst, Texas  76054
         Phone: (817) 498-1383
         Fax:  (817) 498-1256
Dated:   3/19/97                           By:/s/ EDWARD COMPTON
      ------------------------                 -----------------------------
                                           (name printed) Edward Compton
                                                         -------------------
                                           Its: General Manager
                                               -----------------------------





Address:                                   BRIGHAM OIL & GAS, L.P.,
         5949 Sherry Lane                  by Brigham, Inc.
         Suite 1616                        its Managing General Partner
         Dallas, Texas  75225
         Phone: (214) 360-9182
         Fax:  (214) 360-9825
Dated:   3/21/97                           By: /s/ JON L. GLASS
      ------------------------                 -----------------------------
                                              Jon L. Glass
                                              Vice President - Exploration





Anadarko Basin
Seismic Operations Agreement II      14

                                LIST OF EXHIBITS




Exhibit A -- Alliance Area

Exhibit B -- Turnkey Amount and Other Seismic Acquisition Costs

Exhibit C -- Example Turnkey Charge Determinations

Exhibit D -- Alternative Seismic Parameters

Exhibit E -- Description of Equipment and Personnel

Exhibit F -- General Terms and Provisions





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Seismic Operations Agreement II      15